Exhibit 99.1

Investor Relations
Fitzhugh Taylor
203-682-8261
fitzhugh.taylor@icrinc.com

Media Relations Contact
Liz Brady DiTrapano
646-277-1226
liz.brady@icrinc.com

Ignite Restaurant Group Announces Completion of Restatement, Refinancing Transaction and Second and Third Quarter Results

Houston, TX—(BUSINESS WIRE)—October 30, 2012—Ignite Restaurant Group, Inc. (NASDAQ: IRG) today announced that it has completed its internal assessment of its lease accounting policies and the review of its historical accounting for fixed assets and related depreciation and certain other accounting areas. Accordingly, the Company has restated all of its previously issued financial statements. In addition, the Company today announced a new $100 million credit facility to refinance existing debt at more favorable interest rates and reported unaudited financial results for its quarters ended June 18, 2012 and September 10, 2012.

A summary of the impact of the restatement is as follows:

•                              The aggregate impact of the restatement adjustments and related tax effects from the Company’s inception in 2006 through the first quarter of 2012 reduces net income by a total of $6.4 million over the 5-year plus period.

•                              During the same period, the restatement adjustments reduced Adjusted EBITDA and restaurant-level profit (which are both non-GAAP measures) by an aggregate of approximately 2.7% and 1.4%, respectively.

•                              The restatement adjustments do not impact the Company’s revenues, comparable restaurant sales or free cash flows.

Company refinances debt with new $100 million revolving credit facility:

•                              The new five-year $100 million revolving credit facility replaces $74.5 million of term loan debt and $25 million unused revolving credit facility.

•                              At closing the Company’s borrowing rate decreased by approximately 390 basis points providing estimated annual interest expense savings of approximately $3.5 million to $3.7 million, assuming average outstanding debt balances under the new facility of approximately $50.0 million.

•                              With this facility in place, the Company is well positioned to continue to execute its business strategies and grow its brands.

Projected impact of revised accounting policies, refinancing and related fees and charges on future periods:

•                              The following table summarizes the projected range of the estimated impact of revised accounting policies necessary in light of the restatement, the refinancing and related charges and fees on income before income taxes for fiscal years 2012 and 2013 (amounts in thousands):

	Fiscal Year 2012 (Unfav)/Fav		Fiscal Year 2013 (Unfav)/Fav
	(Low)	(High)	(Low)	(High)
Revised accounting policies	$(2,100)	$(2,400)	$(3,000)	$(3,700)
Refinancing	600	400	3,700	3,500
Impact before fees and charges	(1,500)	(2,000)	700	(200)
One-time professional fees	(2,250)	(2,250)	—	—
Loss on extinguishment of debt from refinancing	(2,200)	(2,200)	—	—
Total change in income before income taxes	$(5,950)	$(6,450)	$700	$(200)

•                              Estimates of future impact included in the table are subject to key assumptions, variability and risks discussed below under “Projected Impact of Revised Accounting Policies, Refinancing and Related Fees and Charges on Future Periods” and “Forward-Looking Statements.”

Highlights for the second quarter 2012 compared to the second quarter 2011:

•                              Total revenues rose 16.2% to $119.9 million compared to $103.2 million.

•                              Comparable restaurant sales increased 3.0%.

•                              Net income increased 27.8% to $5.5 million from $4.3 million.

•                              Adjusted pro forma net income (which is a non-GAAP measure), increased 97% to $7.4 million, or $0.29 per diluted share from $3.7 million, or $0.15 per diluted share.

Highlights for the third quarter 2012 compared to the third quarter 2011:

•                              Total revenues rose 14.0% to $129.1 million compared to $113.2 million.

•                              Comparable restaurant sales increased 0.4%, the Company’s 17th consecutive quarter of positive comparable restaurant sales growth.

•                              Net income increased 8.4% to $8.9 million from $8.2 million.

•                              Adjusted pro forma net income increased 31.5% to $9.6 million, or $0.37 per diluted share from $7.3 million, or $0.28 per diluted share.

Restatement

Overview

After an intensive accounting review process, the Company filed a Current Report on Form 8-K to restate its previously issued financial statements covering the last three fiscal years and the twelve week periods ended March 28, 2011 and March 26, 2012. Since the restatement also includes the correction of errors in fiscal years prior to fiscal year 2009, the Company recognized a cumulative adjustment to beginning retained earnings as of the last day of fiscal year 2008.  This review process included a broad assessment of the Company’s accounting policies, including, among other items, a comprehensive review of the Company’s lease accounting and an assessment of its historical accounting for fixed assets which entailed: (1) a review of fixed asset additions from the Company’s inception, (2) a restaurant-level inventory of fixed assets at all 144 restaurant locations, (3) a detailed roll-forward of fixed assets to identify appropriate disposals, (4) a reassessment of useful lives for all assets and (5) the recalculation of depreciation as necessary.

The restatement corrects historic accounting errors for the following:

•                              Lease accounting issues related to the timing for recognizing deferred rent expenses;

•                              Accounting related to fixed asset capitalization, useful lives and disposals (including demolition expenses in certain locations unrelated to new store development) and timing of related depreciation; and

•                              Other miscellaneous items identified during the accounting review, including the timing for recognizing advertising production costs and vacation accruals between calendar quarters within the same fiscal year, the classification of liquor license acquisition costs on the Company’s statement of cash flows, the timing for the recognition of a portion of the professional fees incurred in connection with the IPO and tax adjustments related to changes in the valuation allowance on deferred tax assets in quarterly periods and the recognition of uncertain tax positions.

These restatement adjustments reduce both income from operations and income before income taxes for fiscal year 2011 and first quarter 2012 by $2.6 million and $836,000, respectively. The adjustments and related tax effects increase fiscal year 2011 net income by $810,000 and decrease first quarter 2012 net income by $606,000.  The impact of each of these adjustments on the Company’s income from operations, income before income taxes and net income for all periods since the Company’s inception is detailed in the table below (amounts in thousands, except per share data):

		Fiscal Year Ended			Twelve Weeks Ended	Fiscal Years 2006 - 2011 Through
	Fiscal Years 2006 - 2008	December 28, 2009	January 3, 2011	January 2, 2012	March 26, 2012	First Quarter 2012
Income from operations
As reported	$8,801	$12,800	$16,152	$19,429	$5,366	$62,548
Adjustments:
Depreciation expense	334	423	217	15	(20)	969
Repairs and maintenance expense	(1,936)	(489)	(426)	(634)	(89)	(3,574)
Loss on disposal of property and equipment	(1,806)	(227)	(445)	(474)	(89)	(3,041)
Deferred rent	(244)	(328)	(1,136)	(1,337)	(547)	(3,592)
Other	24	42	38	(138)	(91)	(125)
Net adjustment to income from operations	(3,628)	(579)	(1,752)	(2,568)	(836)	(9,363)
As restated	$5,173	$12,221	$14,400	$16,861	$4,530	$53,185

Net income (loss)
As reported	$(9,038)	$9,870	$11,848	$11,253	$2,491	$26,424
Adjustments:
Net adjustment to income from operations	(3,628)	(579)	(1,752)	(2,568)	(836)	(9,363)
Gain on insurance settlements	—	—	(355)	—	—	(355)
Adjustment to income before income taxes	(3,628)	(579)	(2,107)	(2,568)	(836)	(9,718)
Income tax effect of restatement adjustments	—	—	241	3,421	277	3,939
Income tax error adjustments	—	(252)	(280)	(43)	(47)	(622)
Net adjustment to net income (loss)	(3,628)	(831)	(2,146)	810	(606)	(6,401)
As restated	$(12,666)	$9,039	$9,702	$12,063	$1,885	$20,023

Net income per share
As reported		$0.51	$0.62	$0.59	$0.13
Adjustments		(0.04)	(0.11)	0.04	(0.03)
As restated		$0.47	$0.51	$0.63	$0.10

(1)                                  Share count used for calculation of net income (loss) per share is the post-split pre-IPO share count of 19.2 million shares. The calculation of net income (loss) per share in the periods presented above is not affected by the additional 6.4 million shares issued as part of the IPO, which was completed in May 2012.

The restatement does not impact the Company’s revenues, comparable restaurant sales or free cash flows for any period.  In addition, the impact on other key non-GAAP measures, including Adjusted EBITDA and restaurant-level profit is minimal.  The restatement adjustments reduce Adjusted EBITDA for fiscal year 2011 and first quarter 2012 by $835,000 (or 1.9%) and $189,000 (or 1.7%), respectively.  The impact on restaurant-level profit for fiscal year 2011 and first quarter 2012 was a reduction of $600,000 (or 0.9%) and $362,000 (or 2.2%), respectively.  The cumulative impact of the restatement adjustments on the Company’s Adjusted EBITDA and restaurant-level profit for all periods since its inception is detailed in the table below (amounts in thousands):

		Fiscal Year Ended			Twelve Weeks Ended	Fiscal Years 2006 - 2011 Through
	Fiscal Years 2006 - 2008	December 28, 2009	January 3, 2011	January 2, 2012	March 26, 2012	First Quarter 2012

Adjusted EBITDA
As reported	$45,040	$30,276	$39,910	$44,105	$11,116	$170,447
Adjustments:
Repairs and maintenance expense	(1,936)	(489)	(426)	(634)	(89)	(3,574)
Non-development demolition costs	(436)	(1)	(132)	(26)	—	(595)
Other	—	—	—	(175)	(100)	(275)
Net adjustment to Adjusted EBITDA	(2,372)	(490)	(558)	(835)	(189)	(4,444)
As restated	$42,668	$29,786	$39,352	$43,270	$10,927	$166,003

Restaurant-level profit
As reported	$74,123	$47,726	$58,730	$64,733	$17,112	$262,424
Adjustments:
Repairs and maintenance expense	(1,755)	(466)	(419)	(600)	(87)	(3,327)
Other	—	—	—	—	(275)	(275)
Net adjustment to restaurant-level profit	(1,755)	(466)	(419)	(600)	(362)	(3,602)
As restated	$72,368	$47,260	$58,311	$64,133	$16,750	$258,822

Disclosure and Internal Controls

In connection with the restatement, management identified material weaknesses in its internal control over financial reporting related to lack of sufficient qualified accounting and tax personnel, lack of adequate supervision and monitoring of accounting operations, inadequate lease accounting controls, and lack of effective controls related to the existence, completeness and accuracy of fixed assets and related depreciation and amortization expense. To address the underlying causes of control deficiencies, the Company has begun remediation efforts to strengthen its accounting and finance department through the addition of key professional staff, the establishment of an internal audit function and the enhancement of its lease accounting and fixed asset controls, processes and supporting systems. The Company will continue to review its internal control over financial reporting in the areas identified above and other areas, update its accounting policies and procedures and make any additional investments needed to fully remediate the issues that contributed to the restatement.

Raymond A. Blanchette, III, President and Chief Executive Officer of Ignite Restaurant Group, stated, “After completing the accounting review process, we believe that our historical financials and current practice reflect appropriate accounting in accordance with GAAP. We regard our duty to have sound reporting controls and reliable financial statements with the utmost seriousness. We are pleased to conclude our review and restatement and are taking the opportunity to invest in additional personnel and infrastructure to enhance our financial and accounting function. We continue to be very excited about our brands, the growth in front of our Company, and the ongoing opportunity we have to create value for our shareholders.”

Additional Information Regarding the Restatement

A detailed discussion of the restatement is included in the Current Report on Form 8-K the Company filed today with the SEC.  The Form 8-K includes restated financial statements for the last three fiscal years and for the twelve week periods ended March 28, 2011 and March 26, 2012, revised management’s discussion and analysis covering the same periods, and revised selected financial and operating data for fiscal year 2007 through the twelve week period ended March 26, 2012.  The second and third quarter 2012 quarterly reports on Form 10-Q filed today with the SEC also discuss the impact of the restatement on the comparable periods of 2011.

Refinancing

The Company closed on a new five-year $100 million revolving credit facility.  The new facility replaces a $74.5 million of term loan debt and a $25 million unused revolving credit facility scheduled to mature in March 2016.  The new facility bears interest between 1.25% and 2.25% over LIBOR, with no LIBOR floor.  At the closing date of October, 29, 2012, the company’s borrowing rate was reduced by approximately 390 basis points compared to the pre-closing rate under the previous facility.  The Company repaid outstanding borrowings under the old facility in full with $29.5 million of cash on hand and proceeds from the new facility.  At closing, $45.0 million was outstanding under the new facility.  KeyBank National Association and Bank of America, served as joint lead arrangers and joint bookrunners for the new facility.

Jeffrey L. Rager, Chief Financial Officer for the Ignite Restaurant Group, Inc. added, “We are pleased to have secured this new debt facility at favorable rates, which we believe is a testament to the long-term potential of our business.  Not only does it provide a significant savings opportunity, but we have strengthened our capital structure and maintained ample access to liquidity.  With this facility in place, we are well positioned to continue to execute our business strategies and grow our brands.”

Projected Impact of Revised Accounting Policies, Refinancing and Related Fees and Charges on Future Periods

The projected range of the impact of revised accounting policies necessary in light of the restatement, the refinancing and related fees and charges on income before income taxes for fiscal years 2012 and 2013 is detailed in the table below (amounts in thousands):

	Fiscal Year 2012 (Unf)/Fav		Fiscal Year 2013 (Unf)/Fav
	(Low)	(High)	(Low)	(High)
Revised accounting policies
General and administrative expenses	$200	$200	$—	$—
Repairs and maintenance expense	(400)	(500)	(400)	(500)
Loss on disposal of property and equipment	(400)	(500)	(400)	(500)
Deferred rent	(1,500)	(1,600)	(2,200)	(2,700)
Total impact of revised accounting policies	$(2,100)	$(2,400)	$(3,000)	$(3,700)

Refinancing

Impact of refinancing	$600	$400	$3,700	$3,500

Impact before fees and charges	$(1,500)	$(2,000)	$700	$(200)

Related fees and charges
One-time professional fees associated with restatement	$(2,250)	$(2,250)	$—	$—
Loss on extinguishment of debt from refinancing	(2,200)	(2,200)	—	—
Total impact of related fees and charges	(4,450)	(4,450)	—	—

Total impact on income before income taxes	$(5,950)	$(6,450)	$700	$(200)

The revised accounting policies in light of the restatement will not impact fiscal years 2012 or 2013 revenues, comparable restaurant sales or free cash flows. Free cash flows are expected to be favorably impacted during both periods as a result of the lower interest rate of the Company’s new credit facility compared to the prior credit facility.

The Company’s estimates regarding the impact of the revised accounting policies on future periods are projections based on its current expectations and its general performance outlook. There can be no assurance that the actual impact of the revised accounting policies on future periods will not differ materially from these estimates. The projected impact of the revised accounting policies driven by the restatement in future periods is based on a number of key assumptions, including: (1) repairs and maintenance expenses and loss on disposals will remain relatively consistent with the restated average levels experienced between fiscal year 2009 through 2011 and excludes the potential impacts of any catastrophic events that may impact the Company’s restaurants during fiscal 2012 or 2013 and the potential impacts of conversions, remodels or closures; and (2) new unit openings will be at projected levels for fiscal year 2012 and 2013 with average investments consistent with recent restaurant openings.

In addition, the estimated impact of the revised accounting policies for fiscal year 2013 on deferred rent is subject to significant variability depending on the number of new restaurants opened in fiscal year 2013, the terms of future leases, the timing of when the Company takes effective control of the properties and the length of actual construction periods for those restaurants. The projected impact of the deferred rent adjustments for the periods presented above is split approximately 65/35 between pre-opening expenses and occupancy expenses. Further, for purposes of the deferred rent projections included in the table above, the estimated impact of the revised accounting policies on deferred rent for the remainder of fiscal year 2012 and fiscal year 2013 is based on the difference between pre- and post-restatement deferred rent calculations for existing leases adjusted upward for the impacts of estimated increases in rent and preliminary construction timelines for new units.  New units include a mix of both already identified units and projected unit openings with an assumed pre-opening deferred rent cost structure similar to recent new unit openings.  The total projected impact of the revised accounting policies on deferred rent for fiscal year 2012 includes approximately $350 thousand that is anticipated to negatively impact income before income taxes in the fourth quarter of fiscal year 2012.

The annual anticipated interest expense reduction for fiscal years 2013 and beyond from the refinancing is projected to be in the range of approximately $3.5 million to $3.7 million, based on the following assumptions:  (1) a rate of 6.25% under the Company’s old credit facility as of October 29, 2012 (which contained a 1.50% LIBOR floor) and a rate of approximately 2.50% under the Company’s new credit facility (which contains no LIBOR floor); (2) the Company’s rent-adjusted debt ratio remaining below 4:1; and (3) average outstanding borrowings of approximately $50.0 million under the Company’s new facility versus approximately $74.5 million under the Company’s old facility immediately prior to the refinancing. The 390 basis point interest rate savings achieved at the closing of the new facility includes approximately 100 basis points of savings as a result of the elimination of the LIBOR floor from the Company’s old facility.  Accordingly, to the extent LIBOR increases in the future above 1.50%, the interest savings benefit will decrease by up to 100 basis points.  The projected impact of refinancing for fiscal year 2012 is anticipated to be approximately a $600,000 reduction in interest expense less estimated post-closing syndication fees, based on the new financing only being in place for 63 days during the fiscal year.

One time professional fees associated with the restatement are based on management’s most recent estimates of fees incurred and the refinancing loss on the extinguishment of debt is based on the estimated write-off of deferred loan fees associated with our prior debt facility.  Both of the costs will be fully incurred in 2012.

The Company’s projections are also subject to other key risks and uncertainties discussed further below under “Forward-Looking Statements.”

Review of Second Quarter 2012 Operating Results

Total revenues increased $16.7 million in the second quarter of 2012, or 16.2%, to $119.9 million from $103.2 million in the same quarter last year. Non-comparable restaurants contributed $13.9 million, or 13.5%, of the total revenue increase, while comparable restaurants contributed $2.8 million, or 2.7%, of the total revenue increase. Total operating weeks for the second quarter of 2012 increased to 1,683 from 1,568 in the second quarter of 2011.

Comparable restaurant sales increased 3.0% for the second quarter of 2012. The increase was driven by a 2.1% increase in pricing and a 0.9% combined increase in mix and guest counts.  Average weekly sales increased 8.2% to $71,200 in the second quarter of 2012 from $65,800 in the second quarter of 2011.

Restaurant-level profit increased $6.1 million, or 35.0%, to $23.6 million in the second quarter of 2012 from $17.5 million in the second quarter of 2011. As a percentage of revenues, restaurant-level profit improved approximately 270 basis points to 19.7% from 17.0% in the prior year, driven primarily by the leverage from increased revenues on occupancy expenses and other operating expenses.

General and administrative expenses increased $2.4 million to $8.0 million compared to $5.6 million in the second quarter of 2011. General and administrative expenses in the second quarter of 2012 increased due to $1.8 million of one-time IPO-related expenses and increased staffing and professional fees associated with our being a public company.

Net income for the second quarter of 2012 was $5.5 million, or $0.25 per diluted share compared to $4.3 million, or $0.22 per diluted share in the second quarter of 2011.  Adjusted pro forma net income (which is a non-GAAP financial measure) was $7.4 million, or $0.29 per diluted share in the second quarter of 2012 compared to $3.7 million, or $0.15 per diluted share, in the second quarter of 2011.

Adjusted EBITDA increased to $17.7 million, a 41.9% increase compared to $12.5 in the second quarter of 2011.

The Company opened five new Joe’s Crab Shack restaurants during the second quarter of 2012.

Review of Third Quarter 2012 Operating Results

Total revenues increased $15.9 million, or 14.0%, to $129.1 million from $113.2 million in the same quarter last year. Non-comparable restaurants contributed $15.5 million, or 13.7%, of the total revenue increase, while comparable restaurants contributed $0.4 million, or 0.3%, of the total revenue increase. Total operating weeks for the third quarter of 2012 increased to 1,727 from 1,607 in the third quarter of 2011.

Comparable restaurant sales increased 0.4% for the third quarter of 2012. The increase was driven by a 1.9% increase in pricing, partially offset by a 1.5% combined decrease in mix and guest counts. Average weekly sales increased 6.1% to $74,800 in the third quarter of 2012 from $70,500 in the third quarter of 2011.

Restaurant-level profit increased $4.0 million, or 18.9%, to $25.4 million in the third quarter of 2012 from $21.4 million in the third quarter of 2011. As a percentage of revenues, restaurant-level profit increased to 19.7% from 18.9% in the prior year, driven primarily by improved commodity costs and leverage from increased revenues on occupancy expenses and operating expenses partially offset by increased labor expenses.

General and administrative expenses increased $2.2 million to $7.4 million compared to $5.2 million in third quarter of 2011. General and administrative expenses increased in the third quarter of 2012 due to approximately $1.0 million of professional fees related to the Company’s restatement of its financial statements and increased staffing and professional fees associated with our being a public company.

Net income for the third quarter of 2012 was $8.9 million, or $0.35 per diluted share compared to $8.2 million, or $0.43 per diluted share in the third quarter of 2011.  Adjusted pro forma net income was $9.6 million, or $0.37 per diluted share in the third quarter of 2012 compared to $7.3 million, or $0.28 per diluted share, in the third quarter of 2011.

Adjusted EBITDA increased to $18.3 million, a 9.9% increase compared to $16.7 million in the third quarter of 2011.

The Company opened two new Joe’s Crab Shack restaurants during the third quarter of 2012.  There were 129 Joe’s Crab Shack restaurants and 16 Brick House Tavern + Tap restaurants at the end of the third quarter.

Mr. Blanchette concluded, “Through the strong focus of our operators, we generated solid earnings growth during the third quarter, despite a challenging external environment. While the sales challenges have continued into the fourth quarter, we are confident in our long-term strategic plan that has provided consistent operating success over time. Part of that plan is successful new store development. On October 9th we opened Hunt Valley, our 11th new restaurant in 2012 which completes the development plan that we laid out earlier this year. We are very pleased with the 2012 development track, the operating performance of the 2012 class of units to date and the status of the 2013 pipeline.”

Conference Call

As previously announced, the Company will host a conference call to discuss the completion of its accounting review and the restatement of its previously issued financial statements, as well as second quarter and third quarter 2012 results, today at 5:00 PM Eastern Time. Hosting the call will be Ray Blanchette, President and Chief Executive Officer, and Jeff Rager, Senior Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-487-0340 or for international callers by dialing 719-325-2333. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4748736. The replay will be available until November 6, 2012. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates two restaurant brands, Joe’s Crab Shack and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States.

Non-GAAP Financial Measures

This press release references non-GAAP financial measures as defined by SEC rules, including Adjusted EBITDA, restaurant-level profit, and free cash flows. In addition, adjusted pro forma net income has been included in this press release which is not required by or presented in accordance with U.S. GAAP or Article 11 of Regulation S-X. The Company believes that these measures are helpful to investors in measuring its financial performance and comparing its performance to its peers. However, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. A reconciliation of each of Adjusted EBITDA, restaurant-level profit and adjusted pro forma net income to the most directly comparable GAAP measure is set forth in Table 1, 2 and 3, respectively, below. In addition, Item 2.02 of the Form 8-K includes a more detailed description of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of such measures.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements in this press release include the expected impact of the revised accounting policies, the refinancing and related fees and charges in fiscal year 2012 and 2013 and the effectiveness of investments and new measures in the Company’s accounting and finance function to improve its internal controls over financial reporting.

A number of other important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Registration Statement on Form S-1/A, filed on May 8, 2012 with the SEC, as supplemented by the risk factors included in the Company’s Quarterly Report on Form 10-Q for the twelve and twenty-four weeks ended June 18, 2012 (which can both be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

IGNITE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Thirty-Six Weeks Ended
	September 10, 2012	September 12, 2011	September 10, 2012	September 12, 2011
		(As restated)		(As restated)

Revenues	$129,137	$113,233	$352,453	$303,852
Costs and expenses
Restaurant operating costs
Cost of sales	40,363	36,043	110,450	95,566
Labor and benefits	33,411	28,943	93,428	81,771
Occupancy expenses	8,196	7,683	23,445	21,540
Other operating expenses	21,996	19,440	60,219	53,376
General and administrative	7,374	5,220	21,641	16,397
Depreciation and amortization	4,404	3,856	12,553	10,737
Pre-opening costs	551	1,222	3,509	3,448
Restaurant impairments and closures	27	15	133	52
Loss on disposal of property and equipment	180	90	440	354
Total costs and expenses	116,502	102,512	325,818	283,241
Income from operations	12,635	10,721	26,635	20,611
Interest expense, net	(1,229)	(1,960)	(5,994)	(6,484)
Gain on insurance settlements	—	1	217	1
Income before income taxes	11,406	8,762	20,858	14,128
Income tax expense	2,481	530	4,562	1,058
Net income	$8,925	$8,232	$16,296	$13,070

Basic and diluted net income per share data:
Net income per share
Basic and diluted	$0.35	$0.43	$0.73	$0.68
Weighted average shares outstanding
Basic	25,624	19,178	22,312	19,178
Diluted	25,627	19,178	22,313	19,178

IGNITE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 18, 2012	June 20, 2011	June 18, 2012	June 20, 2011
		(As restated)		(As restated)

Revenues	$119,886	$103,188	$223,316	$190,619
Costs and expenses
Restaurant operating costs
Cost of sales	37,172	32,004	70,087	59,523
Labor and benefits	31,970	28,262	60,017	52,828
Occupancy expenses	7,717	7,260	15,249	13,857
Other operating expenses	19,655	18,465	38,223	33,936
General and administrative	8,044	5,596	14,267	11,177
Depreciation and amortization	4,200	3,558	8,149	6,881
Pre-opening costs	1,430	1,241	2,958	2,226
Restaurant impairments and closures	57	9	106	37
Loss on disposal of property and equipment	171	119	260	264
Total costs and expenses	110,416	96,514	209,316	180,729
Income from operations	9,470	6,674	14,000	9,890
Interest expense, net	(2,768)	(1,966)	(4,765)	(4,524)
Gain on insurance settlements	217	—	217	—
Income before income taxes	6,919	4,708	9,452	5,366
Income tax expense	1,433	414	2,081	528
Net income	$5,486	$4,294	$7,371	$4,838

Basic and diluted net income per share data:
Net income per share
Basic and diluted	$0.25	$0.22	$0.36	$0.25
Weighted average shares outstanding
Basic	22,136	19,178	20,666	19,178
Diluted	22,137	19,178	20,666	19,178

IGNITE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	September 10, 2012	January 2, 2012
	(Unaudited)	(As restated)
ASSETS
Current assets
Cash and cash equivalents	$49,245	$3,725
Accounts receivable	6,104	7,848
Inventories	5,643	4,179
Deferred tax assets	868	905
Prepaid rent and other current assets	3,735	5,190
Total current assets	65,595	21,847

Property and equipment, net	165,696	143,021
Trademarks, net	1,891	2,198
Deferred charges, net	2,663	4,035
Deferred tax assets	3,402	3,741
Other assets	2,082	2,993
Total assets	$241,329	$177,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,635	$14,157
Accrued liabilities	25,678	20,390
Current portion of debt obligations	—	3,007
Total current liabilities	41,313	37,554

Long-term debt obligations	74,500	114,750
Deferred rent	10,634	8,554
Other long-term liabilities	1,280	1,178
Total liabilities	127,727	162,036

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value per share, 500,000 shares authorized; 25,636 and 19,178 shares issued and outstanding, respectively	256	192
Additional paid-in capital	85,531	4,088
Accumulated earnings	27,815	11,519
Total stockholders’ equity	113,602	15,799
Total liabilities and stockholders’ equity	$241,329	$177,835

TABLE 1—Reconciliation of net income to Adjusted EBITDA (in thousands, except percentages):

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 18, 2012	June 20, 2011	June 18, 2012	June 20, 2011
		(As restated)		(As restated)
Net income	$5,486	$4,294	$7,371	$4,838
Income tax expense	1,433	414	2,081	528
Interest expense, net	2,768	1,966	4,765	4,524
Depreciation and amortization	4,200	3,558	8,149	6,881
EBITDA	13,887	10,232	22,366	16,771
Adjustments:
Deferred rent (1)	333	412	790	807
Restaurant impairments and closures (2)	57	9	106	37
Non-cash loss on disposal of property and equipment (3)	145	112	234	245
Sponsor management fees (4)	115	218	387	490
Gain on insurance settlements (5)	(217)	—	(217)	—
Pre-opening costs (6)	1,430	1,241	2,958	2,226
Transaction costs (7)	1,674	205	1,714	205
Stock-based compensation (8)	231	—	240	—
Other expenses (9)	53	53	57	238
Adjusted EBITDA	$17,708	$12,482	$28,635	$21,019
Adjusted EBITDA margin (10)	14.8%	12.1%	12.8%	11.0%

	Twelve Weeks Ended		Thirty-Six Weeks Ended
	September 10, 2012	September 12, 2011	September 10, 2012	September 12, 2011
		(As restated)		(As restated)
Net income	$8,925	$8,232	$16,296	$13,070
Income tax expense	2,481	530	4,562	1,058
Interest expense, net	1,229	1,960	5,994	6,484
Depreciation and amortization	4,404	3,856	12,553	10,737
EBITDA	17,039	14,578	39,405	31,349
Adjustments:
Deferred rent (1)	314	428	1,104	1,235
Restaurant impairments and closures (2)	27	15	133	52
Non-cash loss on disposal of property and equipment (3)	180	83	414	328
Sponsor management fees (4)	—	244	387	734
Gain on insurance settlements (5)	—	(1)	(217)	(1)
Pre-opening costs (6)	551	1,222	3,509	3,448
Transaction costs (7)	—	55	1,714	260
Stock-based compensation (8)	191	30	431	30
Other expenses (9)	32	30	89	268
Adjusted EBITDA	$18,334	$16,684	$46,969	$37,703
Adjusted EBITDA margin (10)	14.2%	14.7%	13.3%	12.4%

(1)                                  Deferred rent represents the non-cash rent expense calculated as the difference in GAAP rent expense in any year and amounts payable in cash under the leases during the year. In measuring the Company’s operational performance, it focuses on its cash rent payments.

(2)                                  Impairment charges were recorded in connection with the determination that the carrying value of certain of the Company’s restaurants exceeded their estimated fair value. Also consists of expenses incurred following the closure of restaurants.

(3)                                  Non-cash loss on disposal of property and equipment represents the net book value of property and equipment less proceeds received, if applicable, on assets abandoned or sold.

(4)                                  Sponsor management fees consist of fees and expenses paid to J.H. Whitney under the management services agreement. We terminated this agreement in connection with the completion of the IPO.

(5)                                  Gain on insurance settlements consists of proceeds in excess of the net book value of assets lost and related costs from property insurance claims at restaurants temporarily closed due to hurricane damage, flooding and/or foundational issues.

(6)                                  Pre-opening costs include expenses directly associated with the opening of new restaurants and are incurred prior to the opening of a new restaurant.

(7)                                  Transaction costs consist of fees and expenses related to corporate transactions such as debt or equity issuances, including the IPO, amendments to debt agreements or acquisitions.

(8)                                  Stock-based compensation represents the non-cash compensation expense associated with equity awards granted to our employees and directors.

(9)                                  Other expenses consists of costs related to abandoned new restaurant developments, fees payable to the agent under historic credit facilities, certain general and administrative expenses, and compensation and expenses paid to certain members of our board of directors and prior to the IPO, the management committee of our former parent company, JCS Holdings, LLC.

(10)                            Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues.

TABLE 2—Calculation of restaurant-level profit (in thousands, except percentages):

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 18, 2012	June 20, 2011	June 18, 2012	June 20, 2011
		(As restated)		(As restated)
Revenues	$119,886	$103,188	$223,316	$190,619
Less: Licensing and other revenues	(113)	(141)	(178)	(249)
Restaurant sales	119,773	103,047	223,138	190,370
Restaurant operating costs
Cost of sales	37,172	32,004	70,087	59,523
Labor and benefits	31,970	28,262	60,017	52,828
Occupancy expenses	7,717	7,260	15,249	13,857
Other operating expenses	19,655	18,465	38,223	33,936
Deferred rent	(323)	(414)	(770)	(797)
Restaurant-level profit	$23,582	$17,470	$40,332	$31,023
Restaurant-level profit margin	19.7%	17.0%	18.1%	16.3%

	Twelve Weeks Ended		Thirty-Six Weeks Ended
	September 10, 2012	September 12, 2011	September 10, 2012	September 12, 2011
		(As restated)		(As restated)
Revenues	$129,137	$113,233	$352,453	$303,852
Less: Licensing and other revenues	(44)	(152)	(222)	(401)
Restaurant sales	129,093	113,081	352,231	303,451
Restaurant operating costs
Cost of sales	40,363	36,043	110,450	95,566
Labor and benefits	33,411	28,943	93,428	81,771
Occupancy expenses	8,196	7,683	23,445	21,540
Other operating expenses	21,996	19,440	60,219	53,376
Deferred rent	(321)	(429)	(1,091)	(1,226)
Restaurant-level profit	$25,448	$21,401	$65,780	$52,424
Restaurant-level profit margin (1)	19.7%	18.9%	18.7%	17.3%

(1)                                  Restaurant-level profit margin is calculated by dividing restaurant-level profit by restaurant sales.

TABLE 3—Reconciliation of GAAP net income to adjusted pro forma net income, and adjusted pro forma net income per share (in thousands, except per share data):

	Twelve Weeks Ended		Twenty-Four Weeks Ended		Year Ended
	June 18, 2012	June 20, 2011	June 18, 2012	June 20, 2011	January 2, 2012
		(As restated)		(As restated)	(As restated)
Net income	5,486	4,294	7,371	4,838	12,063
Add (deduct):
Interest expense, net (1)	2,768	1,966	4,765	4,524	9,215
Pro forma interest expense based upon reduced debt balance (2)	(1,246)	(1,246)	(2,492)	(2,492)	(5,399)
Management fees and expenses (3)	143	245	388	490	1,060
Strategic transaction expenses (4)	1,824	204	1,864	204	579
Incremental public company costs (6)	(402)	(402)	(804)	(804)	(1,743)
Income tax expense on adjustments (7)	(1,204)	(1,314)	(1,451)	(1,871)	(6,106)

Adjusted proforma net income (8)	7,369	3,747	9,641	4,889	9,669

Adjusted proforma net income per share:
Basic - pro forma	$0.29	$0.15	$0.38	$0.19	$0.38
Diluted - pro forma	$0.29	$0.15	$0.38	$0.19	$0.38

Weighted-average shares outstanding-pro forma (9):
Basic - pro forma	25,624	25,624	25,624	25,624	25,624
Diluted - pro forma	25,624	25,624	25,624	25,624	25,624

	Twelve Weeks Ended		Thirty-Six Weeks Ended
	September 10, 2012	September 12, 2011	September 10, 2012	September 12, 2011	Year Ended January 2, 2012
		(As restated)		(As restated)	(As restated)
Net income	8,925	8,232	16,296	13,070	12,063
Add (deduct):
Interest expense, net (1)	1,229	1,960	5,994	6,484	9,215
Pro forma interest expense based upon reduced debt balance (2)	(1,246)	(1,246)	(3,738)	(3,738)	(5,399)
Management fees and expenses (3)	—	244	388	734	1,060
Strategic transaction expenses (4)	—	56	1,864	260	579
Restatement expenses (5)	1,048	—	1,048	—	—
Incremental public company costs (6)	—	(402)	(804)	(1,207)	(1,743)
Income tax expense adjustments (7)	(402)	(1,575)	(1,853)	(3,446)	(6,106)

Adjusted proforma net income (8)	9,554	7,269	19,195	12,157	9,669

Adjusted proforma net income per share:
Basic - pro forma	$0.37	$0.28	$0.75	$0.47	$0.38
Diluted - pro forma	$0.37	$0.28	$0.75	$0.47	$0.38

Weighted-average shares outstanding-pro forma (9):
Basic - pro forma	25,624	25,624	25,624	25,624	25,624
Diluted - pro forma	25,627	25,624	25,625	25,624	25,624

(1)                                 Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from the Company’s IPO. Historic expense includes cash interest as well as amortization of deferred loan costs and write downs of those deferred loan costs associated with the March 2011 refinancing and the $42.5 million paydown of the current term loan associated with IPO proceeds.

(2)                                  Reflects interest expense assuming the Company’s current post-IPO long-term debt balance of $74.5 million was outstanding as of the beginning of fiscal year 2011. This balance reflects $42.5 million repayment of long-term debt from the net proceeds from the IPO. This interest expense calculation assumes an interest rate of 6.25%. The interest adjustment is also based on the following assumptions: (a) an unused facility fee on the unfunded $25 million revolver at an annual rate of 0.5%; (b) a lower annual amortization of deferred loan costs of approximately $0.7 million per year after the write-off of approximately $1.1 million in deferred loan costs associated with the $42.5 million paydown which occurred in the second quarter of 2012 but is assumed to occur at the beginning of fiscal year 2011; and (c) an assumed $0.1 million per year in capitalized interest.  Does not include any impact of the refinancing described in this press release.

(3)                                  Reflects the elimination of the management fees and expenses paid and reimbursed to J.H. Whitney for the periods presented.

(4)                                  Reflects the elimination of fees and expense paid in regard to the Company’s exploration of strategic alternatives included expenses related to the IPO: (a) significant 2011 elements include $0.4 million in legal expenses and $0.2 million payable to external advisors and related expenses, and (b) significant 2012 elements include a $1.0 million fee for the termination of the management agreement paid to J.H. Whitney, $0.6 million in transaction related bonuses of which $0.2 million was stock based compensation paid to selected members of management for the successful completion of the IPO, and $0.3 million paid to the Company’s external legal counsel and advisors.

(5)                                  Reflects the elimination of the professional fees and associated expenses connected directly to the Company’s restatement.

(6)                                  Reflects an estimate of recurring incremental legal, accounting, insurance, other compliance costs and board of director fees the Company expects to incur as a public company.

(7)                                  Reflects (a) our estimated marginal tax expense of 39% applied to the adjustments in (1) through (6) and (b) adjustments to eliminate the effect of the valuation allowance release in 2011 which were $0.1 million, $1.0 million, $1.3 million and $2.2 million in the first through fourth quarters of 2011 consecutively for a full year impact of $4.6 million.

(8)                                  Adjusted pro forma net income is not required by or presented in accordance with U.S. GAAP or Article 11 of Regulation S-X.

(9)                                  Reflects 6.4 million shares of common stock issued in the IPO as if it occurred at the beginning of fiscal year 2011.